EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 13, 2022, is entered into by and among The Healing Company Inc., a Nevada corporation (“HLCO”), HLCO Borrower, LLC, a Delaware limited liability company (either being referred to as “Buyer”), Your Super, Inc., a Delaware corporation (“Seller”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the stockholders (the “Stockholders”) of Seller (in such capacity, the “Stockholders’ Representative”).

RECITALS

A.	The Seller is engaged in the business of manufacturing and marketing non-GMO and certified organic superfoods (the “Business”);

B.

On September 9, 2022, the Buyer acquired from CircleUp Credit Advisers LLC (“CircleUp”), for a cash consideration of $2,000,000 (the “CircleUp Cash Consideration”) plus warrants, all of CircleUp’s rights and interests under and title to that certain Amended and Restated Credit and Security Agreement (the “CircleUp Credit Agreement”) dated April 13, 2022 by and between the Seller and CircleUp, and on September 16, 2022, the Buyer and the Seller entered into that certain First Amendment to Joinder, Amendment and Forbearance Agreement (the “Forbearance Agreement Amendment”). As of the date hereof, the total amount due and owing by the Seller under the CircleUp Credit Agreement (the “Loan Obligation”) is $7,614,444,40; and

C.

Subject to and upon the terms and conditions set forth herein, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities, as hereinafter defined), all of Seller’s right, title, and interest in and to substantially all of the assets and properties owned by Seller and used in connection with the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements entered into by Buyer and Seller under the Forbearance Agreement Amendment and the mutual promises herein contained, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, including all of the capital stock of the subsidiaries of the Seller (the “Acquired Subsidiaries”), as the same shall exist as of the Closing Date, including, without limitation, the assets, properties and rights of the Seller reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a), together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business; but specifically excluding the Excluded Assets (the “Purchased Assets”).

1

(ii) The Purchased Assets include, without limitation, all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as tangible capital machinery and equipment, computer and communications equipment, inventories, raw materials, work in progress, supplies, furniture, tools, and other mobile equipment), (b) intellectual property (including but not limited to various intellectual property rights, product formulations, websites, social media, trademarks and patents (whether or not registered or registrable) and any franchise, strategic alliance or joint venture), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, (including equipment leases), subleases, and rights thereunder with respect to both real and personal property, (d) accounts, notes, trade and other receivables, (e) purchase orders, agreements, contracts, instruments, purchase commitments for raw materials, goods and other services, and rights thereunder to the extent such items can be transferred, assigned, conveyed and/or delivered, (f) securities (other than the Buyer Shares (as defined below)), (g) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered, (i) books, records, financial statements, ledgers, accounting systems, files, documents, collateral information, databases, plans, specifications, technical information, websites, electronic data and files, correspondence, pricing schedules, catalogs, advertising and promotional materials, studies, reports, customer and contractor lists, marketing and recruiting processes, employment and training manuals, and other printed or written material relating to the Purchased Assets and all proprietary rights pertaining to such materials, (j) all phone numbers and domain names related to the Purchased Assets, and (k) all other tangible and intangible assets of the Business; provided, however, that the Purchased Assets shall not include the Excluded Assets.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell, (a) the consideration paid and to be paid to Seller pursuant to this Agreement; (b) all rights of Seller under this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); and (c) those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b).

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. As of the Closing Date (as defined below), the Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing (a) all accrued liabilities, including any and all taxes due, customer deposits, compensation, severance, benefits or similar employee compensation or benefits with respect to any employee or contractor of Seller or the Acquired Subsidiaries, accounts payable and credit card balances/payables of the Seller and the Acquired Subsidiaries, in each case, as set forth on Schedule 1.2(a), and (b), those obligations, duties and liabilities of the Seller and the Acquired Subsidiaries with respect to the Assumed Contracts (as defined below), licenses and other arrangements included in, the Purchased Assets (the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall include no other liability of Seller of any kind or nature whatsoever and shall not include any Excluded Liabilities (as defined below). “Assumed Contracts” means all of the Contracts (including, without limitation, non-competition agreements by and between the Seller and/or any Acquired Subsidiary and any employee, consultant or other person and any other engagement letters, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and any sales contracts in the pipeline) used in conducting or relating to the Business.

2

(b) Excluded Liabilities. Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller and the Acquired Subsidiaries or any affiliates of Seller relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by the Seller. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of the Seller with respect to any indebtedness for borrowed money, except for credit card payables, (ii) any liability of Seller arising out of any threatened or pending litigation or other claim, (iii) any liabilities of Seller to the Stockholders or any affiliates or current or former Stockholders, or other equity owners of Seller, (iv) except as itemized on Schedule 1.2(a), any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (v) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, (vi) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller and (vii) any environmental liability arising out of or relating to the operation of the Business or Seller’s leasing, ownership or operation of real property. All Excluded Liabilities shall be the responsibility of Seller.

1.3 Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place through the exchange of signature pages through electronic mail or otherwise on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine in writing. The date and time of the Closing are referred to as the “Closing Date.” The parties will use their best efforts to conclude a Closing on or before October 14, 2022, which date may be changed subject to all parties’ written approval.

1.4 Purchase Price.

(a) In consideration for the sale, assignment and delivery of the Purchased Assets, the Buyer (i) effective upon and subject to the Closing, waives, cancels and forgives payment by the Seller of the Loan Obligation and (ii) shall pay the aggregate purchase price for the Purchased Assets of $8,000,000 (the “Purchase Price”), payable in accordance with Section 1.4(b) below.

(b) The Purchase Price for the Purchased Assets shall be comprised of and be payable as follows:

(i) Equity Payment. At the Closing, the Buyer shall issue to the Seller Three Million Two Hundred Thousand (3,200,000) shares of HLCO common stock valued at $2.50 per share for an aggregate value of Eight Million Dollars ($8,000,000) (the “Buyer Shares”), subject to the lock-up provisions set forth below. The Buyer Shares will be issued according to applicable regulatory and compliance requirements, shall be restricted securities (as defined in Rule 144) and shall not carry any registration rights.

(ii) Distribution of the Buyer Shares. The Seller may distribute the Buyer Shares to the Stockholders pursuant to an allocation to be provided to the Buyer prior to any such distribution; provided, however, that (i) such distribution shall only be made by the Seller in compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and (ii) without the written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), such distribution shall not occur until the earlier of (i) the first anniversary of the Closing or (ii) such time as the holding period requirements of Rule 144(d) of the Securities Act have been satisfied with respect to the Buyer Shares. The Buyer shall issue the Buyer Shares in book-entry form.

3

(iii) Lock-Up of Buyer Shares. The Buyer Shares shall be subject to a lock-up for a period of three years from the Closing Date and then shall be released from the lock-up in four equal quarterly installments beginning on the first day of the fiscal quarter beginning after the third anniversary of the Closing Date and on the first day of each of the next three fiscal quarters, in accordance with the provisions set forth in the form of lock-up agreement (the “Lock-Up Agreement”) attached hereto as Exhibit I. The Seller and each of the Stockholders receiving Buyer Shares shall be party to a Lock-Up Agreement.

1.5 Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated as forth in Schedule 1.5. The Buyer shall prepare an allocation of the Purchase Price in accordance with Internal Revenue Code and Treasury regulations (and any similar provision of state, local, or non-U.S. law, as appropriate), which allocation shall be reasonably acceptable to the Seller. The Buyer shall deliver such allocation to the Seller within 90 days after the Closing Date. The parties shall provide such information to the other as either of them shall reasonably request. The parties shall (i) prepare each report relating to the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent herewith and (ii) not take any position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the position of the other party unless permitted to do so by law.

1.6 Further Cooperation. From time to time after the Closing, the Seller, at the Buyer’s reasonable request and without further consideration, agrees to execute and deliver or to cause to be executed and delivered such other instruments of transfer as the Buyer may reasonably request that are necessary to transfer to the Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. The Seller represents and warrants to, the Buyer as of the date hereof as follows, except as set forth in the disclosure schedules to be delivered by Seller and attached as Exhibit IV to this Agreement (the “Disclosure Schedules”). The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 2.1 and will provide exceptions to the representations and warranties contained in Section 2.1 whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 2.1.

.

(a) Organization; Subsidiaries; Ownership of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Acquired Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Except as listed on Schedule 2.1(a), the Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Seller is not a participant in any joint venture, partnership or similar arrangement. Except for the Stockholders, no other person owns any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller. There are no agreements or other obligations (contingent or otherwise) that require Seller to repurchase or otherwise acquire any of its equity interests that will survive the Closing. Seller does not have, outstanding or authorized, any equity appreciation, phantom equity, profit participation or similar rights, and there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity securities of Seller.

4

(b) Binding Obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Seller has duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation, Bylaws or other comparable agreements or constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller or to any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

(c) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all assets which are used by the Seller and required to operate the Business as presently conducted. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(d) Title to Personal Property; Inventory. Except for assets disposed of, or to be disposed of in the ordinary course of business, the Seller has good and marketable title or a valid leasehold interest in all of the personal property included in the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all liens and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(e) Real Property.

(i) Seller does not own any real property.

(ii) Schedule 2.1(e)(ii) sets forth the address of each Leased Real Property (as defined below) and a true, complete and correct list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions, guaranties and other modifications pursuant to which Seller holds any Leased Real Property (the “Real Property Leases”), including the date and the names of the parties to such Real Property Leases. Seller has previously delivered to Buyer true, complete and correct copies of all the Real Property Leases and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. Seller has good and valid leasehold interest in and to all of the Leased Real Property, subject to no liens except for Permitted Liens (as defined below). With respect to each Real Property Lease: (i) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (ii) Seller does not owe or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (iii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) there are no liens on the estate or interest created by such Real Property Lease and Seller has not collaterally assigned or granted any other security interest in such Real Property Lease. For purposes of this Agreement, “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller; and “Permitted Liens” means (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (b) liens for taxes or assessments and similar charges, which either are not delinquent or not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (c) zoning, building and other land use regulations imposed by governmental authorities having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property by Seller for the purposes for which it is currently used in connection with the Business.

5

(f) Contracts. Except as set forth in Schedule 2.1(f) and the lease relating to the Seller’s place of business, the Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $25,000 per year or that is not cancelable by the Seller on less than 60 days’ notice (collectively, the “Contracts”). Each contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of the Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing. Schedule 2.1(f) lists all Contracts included in the Purchased Assets.

(g) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Seller, threatened by or against or affecting the Seller or any of its properties, assets, including the Acquired Subsidiaries, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(h) Absence of Changes or Events. Since June 30, 2022, the Business of the Seller has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Seller or the value or condition of the Purchased Assets.

(i) Compliance with Laws. Neither the Seller nor any of the Acquired Subsidiaries is in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(j) Employee Benefit Plans. Schedule 2.1(j) sets forth a list of each employee benefit plan maintained, established or sponsored by Seller, or which Seller participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Seller has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

6

(k) Environmental Matters. Seller has not received notice of any private or governmental claims, citations, complaints, notices of violation, letters or threatened actions made, issued to or threatened against the Seller or any if the Acquired Subsidiaries by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Seller’s facilities (whether owned or leased) which may be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). The Seller has duly complied with, and, to the Seller’s knowledge, without inquiry, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, allocations and ordinances and all rules and regulations promulgated thereunder. The Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of the Seller which pertains to the environmental history of the Property.

(l) Financial Statements. Attached hereto as Schedule 2.1(l) are true, complete and correct copies of the unaudited balance sheet and statement of income for Seller for the years ended December 31, 2021 and 2020 and for the six month period ended June 30, 2022 (the balance sheet as of June 30, 2022 being the “Most Recent Balance Sheet” and the date of such balance sheet being the “Most Recent Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) are true, complete and correct, have been prepared from, and are consistent with, the books and records of Seller (which are correct and complete in all material respects), and present the financial condition of the Seller in accordance with the Seller’s historical practices as of the dates thereof and the operating results and cash flows for the periods of Seller then ended.

(m) Absence of Undisclosed Liabilities. Seller does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business or (c) liabilities or obligations which are not material to Seller, the Business or the Purchased Assets.

(n) Taxes. Except at disclosed on Schedule 2.1(n), the Seller has timely filed all tax returns for itself and for its Acquired Subsidiaries that it and its Acquired Subsidiaries were required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of Seller or the Acquired Subsidiaries, as the case may be, for the periods covered thereby and are complete in all material respects. Except as set forth on Schedule 1.2(a), all taxes owed by Seller, or for which Seller may be liable (whether or not shown on any tax return), or owed by the Acquired Subsidiaries have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

(o) Investment. The Seller and the Stockholders understand that the Buyer Shares (the “Securities”) have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. The Securities are being acquired by the Seller and, upon distribution by the Seller to the Stockholders, the Stockholders for their accounts, for investment purposes and not with a view to the sale or distribution of all or any part of the Securities, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act. The Seller and the Stockholders have sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Securities. The Seller and the Stockholders have reviewed copies of such documents and other information as the Seller and the Stockholders have deemed necessary in order to make an informed investment decision with respect to its acquisition of the Securities. The Seller and the Stockholders understand that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. Further, the Seller and the Stockholders understand and have the financial capability of assuming the economic risk of an investment in the Securities for an indefinite period of time. The Seller and the Stockholders have been advised by the Buyer that neither the Seller nor the Stockholders will be able to dispose of the Securities, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. The Seller and the Stockholders understand that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Securities. The Seller and the Stockholders acknowledge that the Buyer is under no obligation to register the Securities or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Securities in the future. Each of the Stockholders (i) is an “Accredited Investor” as defined in rule 501 (a) of Regulation D under the Securities Act, (ii) shall provide written confirmation of such accredited investor status and (iii) shall be an Accredited Investor at the time of any distribution by the Seller of Buyer Shares to any such Stockholders.

7

(p) Intellectual Property Rights. Except as set forth on Schedule 2.1(p), neither the Seller nor any of the Acquired Subsidiaries or Stockholders has any patents, trademarks, copyrights or other material intellectual property rights that are used in the Business.

(q) Brokerage. Except as set forth on Schedule 2.1(q), there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

(r) Labor Matters.

(i) Schedule 2.1(r) sets forth a true, complete and correct list of (i) all employees and contractors of the Seller and of the Acquired Subsidiaries (collectively, the “Employees”) with the name of the employing company of each and the country and state in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each executive and key employee during the fiscal years ending December 31, 2020 and December 31, 2021, in each case including any bonus, contingent or deferred compensation. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer.

(ii) Seller and any affiliate of Seller, including the Acquired Subsidiaries, (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

(s) Affiliate Transactions.

(i) Except as set forth on Schedule 2.1(s), no employee, officer, director or Stockholder of Seller or affiliate of Seller, including of any of the Acquired Subsidiaries, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the business of Seller other than any employment, non-competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

8

(ii) As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between Seller, on the one hand, and a Seller Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Schedule 2.1(s) (and a true, complete and correct copy of which has been provided to Buyer).

(t) Customers, Distributors and Vendors. Schedule 2.1(t) sets forth a complete and accurate list of: (a) the customers of the Business during the 12-month period ended December 31, 2021, showing the approximate total sales to each such customer during such 12-month period and the percentage of the total sales represented by such sales, and (b) the vendors of the Business during the 12-month period ended December 31, 2021, showing the approximate total spend by Seller from each such vendor during such 12-month period and the percentage of total spend of Seller represented by such spend. No such customer or vendor within the last twelve (12) months has canceled or otherwise terminated, or threatened to cancel, or to the knowledge of the Seller, intends to cancel or terminate, its relationship with Seller. No such customer or vendor within the last twelve (12) months has decreased materially or threatened to decrease or limit materially its business with the Seller, or to the knowledge of the Seller, intends to modify materially its relationship with the Seller (including changing the terms, whether related to payment, price or otherwise). No such vendor within the last twelve (12) months has increased or threatened to increase the prices charged by such distributor or vendor to the Seller for the goods or services provided by such vendor to the Seller. The relationship of the Seller with each customer and vendor is, to the knowledge of the Seller, satisfactory and there are no unresolved material disputes with any such customer or vendor.

(u) Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the ordinary course of business and the Seller has no actual knowledge that any such accounts receivable are not collectible. Except as set forth on Schedule 2.1(u), there are no liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by Seller.

(v) Inventory. The inventory of Seller and of the Acquired Subsidiaries consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business. The inventory of Seller is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. Schedule 2.1(v) lists all items of Inventory included in the Purchased Assets.

(w) Fixed Assets. The fixed assets of the Seller and of the Acquired Subsidiaries are saleable or usable in the ordinary course of business and are fit and sufficient for the purposes for which they were provided or manufactured and are normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted.

(x) Warranty Claims. Except as set forth on Schedule 2.1(x), Seller does not provide any express warranties, guaranties or assurances of products and services. For the past five (5) years, (a) there have not been (and there is no basis for alleging) any product recalls, withdrawals or seizures with respect to any of the products marketed, sold or delivered by Seller, and (b) there have not been (and there is no basis for alleging) any material claims against Seller alleging any defects or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) in Seller’s services or products, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.

9

(y) Credit Cards. All credit cards issued to or in the name of the Seller and of each of the Acquired Subsidiaries, and the balances thereof, are set forth on Schedule 2.1(y).

(z) Full Disclosure. To the best knowledge of the Seller, no representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.2 Representations and Warranties of Buyer. The Buyer represents and warrants to, and agrees with, the Seller and the Stockholders as follows:

(a) Organization. The Buyer is a corporation duly organized and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b) Binding Obligation. The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

(c) Valid Issuance. The Buyer Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Seller or the Stockholders. The Buyer Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by the Seller or the Stockholders; provided, however, that the Buyer Shares are subject to restrictions on transfer under this Agreement and U.S. state and/or federal securities laws.

(d) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Buyer, threatened by or against or affecting the Buyer or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or that could reasonably be expected to result in a material adverse effect on Buyer’s business.

(e) Compliance with Laws. Neither the Seller nor any of its subsidiaries is in violation of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Buyer’s business or its prospects.

10

(f) Buyer Financial Statements. The Buyer has made available to the Seller its audited financial statements (including balance sheet, income statement and statement of cash flows) for (i) the fiscal years ended June 30, 2021 and 2020 and (ii) the six (6)-month period ended December 31, 2021 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been prepared in good faith in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Buyer as of the dates, and for the periods, indicated therein.

(g) Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Buyer which have not been timely paid or extended. There are no accrued, unpaid and non-extended federal, state, country, local or foreign taxes of the Buyer which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Buyer has duly and timely filed (or extended and then timely filed) all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(h) Permits. The Buyer has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business. The Buyer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(i) Full Disclosure. To the best knowledge of the Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any schedule to this Agreement or any certificate or other document furnished or to be furnished to the Seller or the Stockholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, the Seller agrees (except as expressly contemplated by this Agreement or to the extent that the Buyer shall otherwise consents in writing) that:

3.1 Ordinary Course. The Seller shall carry on the Seller’s Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby and refrain from making any distributions of cash or other portions of the Purchased Assets to the Stockholders other than normal expense reimbursements consistent with past practice and without material increase in levels.

3.2 Access to Information. The Seller shall afford to the Buyer and to the Buyer’s accountants, counsel and other representatives, at the Buyer’s sole cost and expense, reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, the Seller shall furnish promptly to the Buyer all information concerning its business, properties and personnel as the Buyer may reasonably request. The Seller will also grant the Buyer access to sales representatives and support staff at a mutually agreeable time. The Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason the Buyer shall promptly return, or cause to be returned, to the Seller all nonpublic documents obtained from the Seller which it would not otherwise have been entitled to obtain; and shall use the information only for purposes of the transactions contemplated hereby and not in any other manner whatsoever.Whenever the Buyer desires information pursuant to this Section 3.2, the Buyer shall request such information from the Seller and provide the Seller with sufficient time to allow the Buyer or its representatives to visit the Seller’s place of business and review and copy such information.

11

3.3 Exclusivity. In consideration of the substantial investment of time and resources that the Buyer will make in connection with its due diligence investigation of the Purchased Assets and the Seller, the Stockholders and the Seller jointly and severally agree, that, for a period ending on October 31, 2022 (the “Exclusivity Period”), neither the Seller nor the Stockholders shall and shall cause their respective employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding the Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than the Buyer with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. In addition, the Seller and the Stockholders each agree to immediately communicate to the Buyer the terms of any proposal relating to a Competitive Transaction received by the Seller or the Stockholders, or the employees, directors, or representatives of any of such parties during the Exclusivity Period. For purposes of this Letter, a “Competitive Transaction” is a transaction involving, directly or indirectly, the acquisition of all or any material portion of the assets of, or of any of the outstanding equity interests in, the Seller regardless of the structure of any such acquisition, or the authorization of any advisors of the Seller to take any action for the purposes of advancing any such acquisition with any party other than the Buyer or any other material transaction that is inconsistent with this Agreement.

3.4 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Buyer and the Seller shall give each other prompt notice in writing of: (a) the occurrence, or failure to occur, of any result, occurrence, fact, change, event or effect which occurrence or failure could, individually or in the aggregate, reasonably be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; (b) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any results, occurrences, facts, changes, events or effects has had, or would, individually or in the aggregate, reasonably be expected to have (i) a material adverse effect on the Business or the Seller or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to the knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred by the Buyer, the Seller, the Stockholders or the Stockholders’ Representative in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs; provided that, if the transactions contemplated hereby are consummated, Buyer shall be responsible for all liabilities and obligations set forth on Schedule 1.2(a).

12

4.2 Press Release; Communications. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), unless such disclosure is required by applicable law. Seller approval of a Buyer press release or other form of publicity shall be deemed approved by the Seller if no written approval is received by the Buyer within 12 hours after such press release or other publicity has been delivered to the Seller. The parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business. The Stockholders will communicate this transaction as a win-win strategic alliance that is beneficial for all parties including customers, when communicating with all external stakeholders. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the transactions, the Stockholders’ Representative shall be permitted to announce that it has been engaged to serve as the Stockholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

4.3 Confidentiality. Negotiations between the parties and all information received by the parties in the course of negotiations and prior to the closing of the transaction shall be kept in strict confidence pending completion of the transaction and there shall be no disclosure that any agreement has been entered into, without all parties’ written consent except to the extent required by applicable law, including the Securities Exchange Act of 1934, as amended. All parties (other than the Stockholders’ Representative) acknowledge they have executed and will continue to be bound by the Confidentiality and Non-Disclosure Agreement dated June 21, 2022. Notwithstanding anything herein to the contrary, following Closing, the Stockholders’ Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Stockholders’ Representative and to the Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

4.4 Covenant Not to Compete. For a period of three (3) years from and after the Closing Date (the “Noncompetition Period”), the Seller will not engage directly or indirectly in any business that is directly competitive with the Business in the United States; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Seller shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any affiliate of the Buyer. During the Noncompetition Period, the Sellershall not, on behalf of any entity other than the Buyer or an affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an affiliate of the Buyer. For purposes of this Section 4.4, an affiliate of the Buyer shall refer to a person or entity, the identity of which is known to Seller as an affiliate of the Buyer, and which is in the same business as the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, the Seller shall not be required to comply with this Section 4.4 at any time that the Buyer is in material breach of this Agreement or any of the other Transaction Documents; provided that the Seller provides the Buyer with written notice of such material breach and a thirty (30) day opportunity to cure such material breach.

13

4.5 Employee Benefit Matters. The Seller shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all other amounts owed to any of the Employees as of the Closing Date (including, without limitation, all amounts owed through the most recent pay date prior to the Closing Date and all amounts owed to any of the Employees from and after such most recent pay date through the Closing Date), including payroll, wages, salaries, severance pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any employee benefit plan) relating to the period of employment by the Seller, or any Seller Affiliate of the Seller (to the extent related to the Business) or on account of the termination thereof, and the Seller shall indemnify the Buyer and hold the Buyer harmless from any liabilities or liens thereunder.

4.6 Tax Matters. Buyer shall pay any Transfer Taxes (as defined below) or similar taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Transaction Documents. Following the Closing, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Seller and Buyer hereto will cooperate in the preparation and filing of all tax returns and other documents relating to transfer taxes, including any that would relate to an applicable exemption or reduction for such taxes.

4.7 Stockholders’ Release.

(a) Effective upon the Closing, each Stockholder, on behalf of himself, herself or itself, and his, her or its officers, directors, equity holders, subsidiaries and affiliates, and each of their respective successors and assigns, hereby fully, unconditionally and irrevocably waives, releases, acquits and forever discharges Seller and the Acquired Subsidiaries, officers, directors, managers, stockholders, members, partners, advisors, representatives, agents and employees and the successors and assigns of the foregoing and those of their respective affiliates (collectively, “Seller Released Parties”) from any claims, suits, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, debts, dues, or liabilities of any kind, actions, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), in law or equity, which such Stockholder has or may have against any Seller Released Party, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist (collectively, “Claims”) solely to the extent such Claims arise or relate to such Stockholder’s capacity as a securityholder, director, employee or officer of Seller (collectively, the “Seller Released Claims”). Each Stockholder shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any action of any kind before any court, arbitrator or governmental authority against any Seller Released Party based upon any Seller Released Claim. Notwithstanding the foregoing, this Section 4.7 shall not apply to and Seller Released Claims shall not include (i) any rights or claims under this Agreement, (ii) if (and only if) a Stockholder is an officer, director or manager of Seller, any rights with respect to any directors’ and officers’ liability insurance policy maintained by Seller, and (iii) any claims based on fraud.

(b) The parties hereto acknowledge that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

14

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) The parties hereby waive and relinquish any rights and benefits that such party may have under Section 1542 or any similar statute or common law principle of any jurisdiction. The parties acknowledge that he, she or it may hereafter discover facts in addition to or different from those that such party now knows or believes to be true with respect to the subject matter of this release, but it is such party’s intention to fully and finally and forever settle and release any and all Claims (other than non-released claims referenced in Section 4.7(a)) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

4.8 Loan Obligation Buyer Release. Effective as of and subject to the Closing, the Buyer releases and discharges the Seller and the Stockholders from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Seller and the Stockholders the Buyer ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this release relating to the Loan Obligation.

4.9 UCC-3 Termination Statements. Within 30 days following the Closing Date, the Buyer shall complete and file in the appropriate jurisdictions UCC-3 termination statements to extinguish all liens with respect to the Loan Obligation.

4.10 Change of Seller’s Name. Seller acknowledges that from and as of the Closing it shall have no right to use the corporate names “Your Super, Inc.” and “Your Superfoods, Inc.” Seller agrees that within ten (10) business days following the Closing it shall have taken all required actions to change its name to a name other than one similar to “Your Super” or “Your Superfoods.”

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Employment Agreement. The Buyer and each of Michael Kuech and Kristel de Groot shall have entered into mutually agreeable employment contracts with the Buyer entity that acquires the Purchased Assets (the “Employment Agreements”) no later than the Closing Date. The Employment Agreements shall provide for annual compensation commensurate with their current remuneration and shall also contain provisions related to termination, severance under certain circumstances, non-competition, and non-solicitation.

15

(d) Closing Documents. The Buyer Shares and all other Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

5.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have received a certificate signed by the chief executive officer of the Seller to such effect.

(b) Performance of Obligations of Seller. The Seller and the Stockholders shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c) Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the Business and the results thereof shall be satisfactory to the Buyer in its sole discretion, including, among other things, the Buyer’s confirmation of the value of the Purchased Assets.

(d) Assumed Contracts. The Buyer shall have confirmed the Assumed Contracts or received satisfactory alternative evidence that the Assumed Contracts are in full force and effect without default.

(e) Payables Settlement; Lien Removal. The Seller and the Buyer shall have come to written agreement with each creditor of the Seller, or of any Seller affiliate, holding one or more liens on any of the to be Purchased Assets with respect to the removal of all such liens.

(f) No Material Adverse Change. Since June 30, 2022, there shall have been no material adverse change in the financial condition, results of operations, business or assets of the Seller.

(g) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained, and all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the transfer of the Seller’s European based subsidiaries shall have been filed, occurred or been obtained.

(h) Release of Interests. Provision satisfactory to the Buyer shall have been made for the release, at the cost of the Seller, of any lien, charges, security interests or encumbrances which encumber any of the Purchased Assets and the cost of such releases shall be borne by the Seller.

(i) Pre-Closing Deliverables. Each of the Stockholders receiving Buyer Shares or required by applicable law or under Seller’s governance documents to approve the transactions contemplated hereby shall deliver to Buyer an executed joinder agreement pursuant to which it will agree to be bound by the terms and provisions set forth in Section 2.1(o) (Investment), Section 4.7 (Release), Article 6 (Indemnification) and Section 8.9 (Stockholders’ Representative) of this Agreement.

16

(j) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to the Buyer at or prior to the Closing the following documents:

(i) A certificate certifying all items of Inventory included in the Purchased Assets as listed on Schedule 2.1(v).

(ii) Consents executed by all necessary parties to permit the Buyer to assume the Seller’s interest in any contracts acquired among the Purchased Assets.

(iii) A bill of sale in the form of Exhibit II attached hereto (the “Bill of Sale”), and such other documents as may be required to convey all of the Seller’s right, title and interest in all personal property included in the Purchased Assets.

(iv) An assignment and assumption agreement in the form of Exhibit III attached hereto (the “Assignment and Assumption Agreement”).

(v) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions of Obligations of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by the Seller:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it and this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Other Documents. The Seller shall have received the Buyer Shares and such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel.

ARTICLE 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve (12) months thereafter. This Section 6.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

6.2 Indemnification Provisions for Benefit of the Buyer.

(a) Subject to Section 6.1, Section 6.4 and Section 6.7, in the event the Seller or the Stockholders breaches any of its or their respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that the Buyer makes a written claim for indemnification against the Seller and the Stockholders pursuant to Section 8.6 below within such survival period, which written claim shall specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Seller and the Stockholders agree to severally and not jointly defend, indemnify and hold harmless the Buyer and its affiliates and their respective members, managers, directors, officers, and employees (collectively, the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences (as defined below) the Buyer Indemnitees may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Indemnities may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach of such representation, warranty or covenant contained herein. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys’ fees and expenses.

17

(b) In addition to the indemnification provided in Section 6.2(a), the Seller and the Stockholders agree to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences the Buyer Indemnities may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; and

(ii) Any liability of Seller which is not an Assumed Liability and which is imposed upon any of the Buyer Indemnities under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the Closing.

(c) The sole and exclusive remedy and source of recovery by Buyer or any Buyer Indemnitee against the Seller and the Stockholders under this Agreement (other than with respect to claims arising from fraud, criminal activity or willful misconduct on the part of the Seller or the Stockholders party hereto in connection with the transactions contemplated by this Agreement) shall be the offset and reclamation of the Buyer Shares pursuant to Section 6.7.

6.3 Indemnification Provisions for Benefit of the Seller and the Stockholders.

(a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Seller or the Stockholders make a written claim for indemnification against the Buyer pursuant to Section 8.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Buyer agrees to indemnify the Seller and the Stockholders from and against the entirety of any Adverse Consequences the Seller and the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller and the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) In addition to the indemnification provided in Section 6.3(a), the Buyer agrees to indemnify the Seller and the Stockholders from and against the entirety of any Adverse Consequences any Seller or the Stockholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability; or

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Stockholders which arises out of the ownership of the Purchased Assets after the Closing or the operation by the Buyer of the business conducted with the Purchased Assets after the Closing Date.

18

6.4 Limitation on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 6.2, in no event shall the Buyer or any Buyer Indemnitee have or assert any claim against the Seller or the Stockholders based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 6.2 exceeds Twenty Thousand Dollars ($20,000) (the “Indemnification Threshold”) (at which point the indemnifying party will be obligated to indemnify the indemnified party from and against all such Adverse Consequences relating back to the first dollar). Notwithstanding the foregoing, the Indemnification Threshold expressed in the immediately preceding sentence shall not apply to claims by the Buyer or any Buyer Indemnitee for breach by the Seller or the Stockholders of the representations and warranties contained in Sections 2.1(a) (Ownership of Seller), 2.1(b) (Binding Obligation), 2.1(d) (Title to Personal Property), 2.1(k) (Environmental Matters) and 2.1(n) (Taxes).

(b) Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 6.2, the Seller and the Stockholders shall have no liability under this Agreement to the Buyer or any Buyer Indemnitee in excess of the value of the Buyer Shares (with the value of the Buyer Shares being determined in accordance with Section 6.7 below), except with respect to claims and losses arising out of common law fraud, criminal activity or willful misconduct. For the avoidance of doubt, no Stockholder shall be held liable for fraud, criminal activity or willful misconduct committed by any other Stockholder or the Seller.

(c) Notwithstanding anything in this Agreement to the contrary and subject to the other limitations set forth herein, the sole and exclusive source of recovery by Buyer or any Buyer Indemnitee for the Seller and the Stockholder’s indemnification obligations under Section 6.2 shall be pursuant to Section 6.7.

(d) The Buyer hereby irrevocably and unconditionally acknowledges, understands, covenants and agrees that the Seller and the Stockholders shall not be responsible for any losses of the Buyer or any Buyer Indemnitee under this Agreement or any other agreement delivered in connection herewith to the extent such losses are covered by insurance proceeds or similar payments actually received by the Buyer and/or the applicable Buyer Indemnitee in respect thereof (net of, and after taking into account, any and all costs and expenses suffered or incurred by any of the Buyer Indemnitees in connection with recovering such insurance or other recoveries, including any resulting premium increases).

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

19

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

(e) For purposes of this Section 6.5 and Section 6.6 below, if the Stockholders, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Stockholders’ Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

6.6 Direct Claims. Any Indemnified Party seeking indemnification on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party reasonably prompt written notice thereof after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the material rights or defenses available to the Indemnifying Party related to the Direct Claim are forfeited or materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party with respect thereto. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party shall be deemed to have rejected such claim.

20

6.7 Offset. Once a Loss (as hereinafter defined) is agreed to by the Seller and the Stockholders (the Seller and the Stockholders may be referred to collectively as the “Selling Parties” or each individually as a “Selling Party”) or finally (and non-appealably) adjudicated (the date on which such Loss is agreed to by the Selling Parties, finally determined to be payable, or finally (and non-appealably) adjudicated, as applicable, the “Loss Date”), the Selling Parties authorize the Buyer Indemnitees to offset and cancel the applicable portion (up to all of the Buyer Shares) of the Buyer Shares to recover for any such Loss, in each case, up to the amount of such Loss. In furtherance of the foregoing, Buyer is hereby authorized to cancel the Buyer Shares or dispose of the Buyer Shares to the extent necessary to satisfy any such Loss (for the avoidance of doubt, provided that such Loss has been agreed to by the Selling Parties or finally determined to be payable in accordance with Section 6.2), with the Buyer Shares being valued based upon the twenty-day volume weighted average price of HLCO common stock over the course of the twenty-day period immediately preceding and ending on the Loss Date. In each case, the exercise of such right to cancel or offset in accordance with the terms of this Agreement shall not constitute a breach of any Buyer Indemnitee’s obligations under this Agreement or any other agreement with such Selling Parties or any of his, her or its affiliates. Each Selling Party hereby irrevocably constitutes and appoints Buyer as his, her or its true and lawful attorney-in-fact and agent with full power of substitution to do any and all things and execute any and all documents, which may be necessary to effectuate any cancellation of the Buyer Shares or offset in accordance with this Section 6.7; provided, that Buyer shall exercise such power of attorney only in the event that Buyer has requested in writing that the applicable Selling Party take such action or provide his, her or its signature and such Selling Party has not provided such signature or taken such action within ten (10) business days after the date of such written request by Buyer. Notwithstanding the foregoing or anything to the contrary in this Agreement, once a Loss is agreed to by the Selling Parties or finally determined to be payable in accordance with Section 6.2, the Selling Parties shall have the right, but not the obligation, to satisfy any such obligation via a payment in cash in lieu of Buyer recovering pursuant to this Section 6.7. Notwithstanding anything in this Agreement to the contrary, the sole and exclusive remedy and source of recovery by Buyer or any Buyer Indemnitee against the Seller and the Stockholders under this Agreement (other than with respect to claims arising from fraud, criminal activity or willful misconduct on the part of the Seller or the Stockholders party hereto in connection with the transactions contemplated by this Agreement) shall be the offset and reclamation of the Buyer Shares pursuant to this Section 6.7. Nothing in this Article VI shall limit any party’s right to seek and obtain any equitable relief to which any such party shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

For purposes of this Agreement, “Losses” means losses, damages, liabilities, deficiencies, actions, judgments, amounts paid in settlement, interest, awards, taxes, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’, accountants’ and other professionals’ fees and expenses and the cost of investigation and enforcement of any right to indemnification hereunder; provided, however, “Losses” shall not include any punitive or exemplary damages except to the extent such damages are awarded to (whether by judgment, arbitral decision, settlement or other similar decision or agreement) an unaffiliated third party against an Indemnified Party in connection with a Third Party Claim.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer and the Seller;

(b) by either of the Buyer or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least sixty (60) days’ written notice is given;

21

(c) by Buyer if any of the conditions set forth in Sections 5.1 and 5.2 shall not have been satisfied before the sixtieth (60th) day following the date of this Agreement (the “Outside Date”), or such later date as the Buyer and the Seller shall mutually agree in writing;

(d) by the Seller if any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been satisfied before the Outside Date, or such later date as the Buyer and the Seller shall mutually agree in writing.

7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE 8

GENERAL PROVISIONS

8.1 Transfer Taxes. All Transfer Taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer. For purposes of this Agreement, “Transfer Taxes” means all federal, state, local and foreign transfer, deed, documentary, sales, excise, use, stamp, registration, value added, recording, real and personal property transfer, stock transfer, or other similar taxes (including any penalties and interest) applicable to, imposed upon, arising out of, or incurred in connection with this Agreement or the transactions contemplated hereby.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Governing Law and Arbitration. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in the State of New York. The provisions of this Section 8.3 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the parties shall be in writing and given to the respective parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the party shall have furnished to the other parties in writing in accordance with the provisions of this Section 8.6).

22

(b) All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

8.9 Stockholders’ Representative.

(a) By approving this Agreement and the transactions contemplated hereby, and by receiving the benefits hereof, including any consideration payable hereunder, each Stockholder hereby irrevocably authorizes and appoints the Stockholders’ Representative as such person’s representative and attorney-in-fact to act on behalf of such person as of the Closing with respect to this Agreement and each of the other documents contemplated hereby to which it is a party, and to take any and all actions and make any decisions required or permitted to be taken by the Stockholders’ Representative pursuant to this Agreement, including the exercise of the power to: (i) give and receive notices and communications; (ii) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement; (iii) make all elections or decisions contemplated by this Agreement and each of the other documents contemplated hereby to which it is a party; (iv) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholders’ Representative in complying with its duties and obligations; and (iv) take all actions necessary or appropriate in the good faith judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Buyer and Seller shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Stockholders by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of the Stockholders by the Stockholders’ Representative, as being fully binding upon the Stockholders. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from all of the Stockholders. Any decision or action by the Stockholders’ Representative hereunder, including any agreement between the Stockholders’ Representative, Buyer and/or Seller relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 8.9, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any person or Stockholder, or by operation of law.

23

(b) The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from the Stockholders’ Representative’s fraud, gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall, severally and not jointly, based on the value of Buyer Shares received by each Stockholder compared to the value of Buyer Shares received by all Stockholders, indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(c) Upon the Closing, the Stockholders will wire their pro rata portion (with the methodology used to determine each Stockholders pro rata portion to be mutually agreed upon by the Stockholders prior to Closing) of US$25,000 (the “Expense Fund”) to the Stockholders’ Representative, which will be used for any expenses incurred by the Stockholders’ Representative. The Stockholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative shall cause (at the Stockholders’ expense) the disbursement of any remaining balance of the Expense Fund to the Stockholders based on such Stockholders’ pro rata portions, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Buyer or the Seller and paid through Buyer’s or Seller’s payroll processing service or system. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing. The parties agree that the Stockholders’ Representative is not responsible for any tax reporting or withholding in connection with the distribution of the Expense Fund.

[Remainder of page intentionally left blank; signature pages and attachments follow.]

24

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

	BUYER:		SELLER:

	THE HEALING COMPANY INC.		OUR SUPER, INC.

By:		By:
	Name: Simon Belsham		Name: Michael Kuech
	Title: Chief Executive Officer		Title: Chief Executive Officer

Ten Grand Street, 11th Floor Brooklyn, NY 11249 Attention: Simon Belsham Email: simon@healingcompany.com	2100 Abbot Kinney Blvd, Unit F Venice, CA 90291 Attention: Michael Kuech Email: michael@yoursuper.com

HLCO BORROWER, LLC
with a copy, which shall not constitute notice to Seller, to:
By:	The Healing Company Inc., Sole Member
Giannuzzi Lewendon, LLP
By:		411 West 14th Street, 4th Floor
	Name: Simon Belsham	New York, NY 10014
	Title: Chief Executive Officer	Attention: Ryan Lewendon, Esq.
Email: ryan@gllaw.us

Ten Grand Street, 11th Floor Brooklyn, NY 11249 Attention: Simon Belsham Email: simon@healingcompany.com with a copy, which shall not constitute notice to Buyer, to:

BEVILACQUA PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 Attention: Louis A. Bevilacqua, Esq. Email: lou@bevilacquapllc.com

STOCKHOLDERS’ REPRESNTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name: Sam Riffe
Title: Managing Director

Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Email: deals@srsacquiom.com Telephone: (303) 648-4085

25

Schedule 1.1(a)

Purchased Assets

(attached)

26

Schedule 1.1(b)

Excluded Assets

(attached)

27

Schedule 1.2(a)

Assumed Liabilities

(attached)

28

Schedule 1.5

Allocation of Purchase Price

(To be delivered by Buyer within 90 days following the Closing Date)

29

Exhibit I

Form of Buyer Shares Lock-Up Agreement

(attached)

30

Exhibit II

Bill of Sale

(attached)

31

Exhibit III

Assignment and Assumption Agreement

(attached)

32

Exhibit IV

Disclosure Schedules

(attached)

33